Exhibit 15

Zurich, 20 May 2009

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (1) each of the following registration statements of UBS AG on Form F-3 (Registration Numbers 333-156695; 333-156695-01 to -17; 333-153882) and Form S-8 (Registration Numbers 333-57878; 333-50320; 333-49216; 333-49214; 333-49212; 333-49210; 333-103956; 333-127180; 333-127182; 333-127183; 333-127184) and each related prospectus currently outstanding under any of the foregoing registration statements, and (2) the base prospectus of Corporate Asset Backed Corporation (“CABCO”) dated 23 June 2004 (Registration Number 333-111572), the Form 8-K of CABCO dated 23 June 2004 (SEC File Number 001-13444), and the Prospectus Supplements relating to the CABCO Series 2004-101 Trust dated 10 May 2004 (Registration Number 033-91744) and 13 May 2004 (Registration Number 033-91744-05), of our reports dated 5 March 2009 (except for the impact on the consolidated financial statements and notes thereto of the restatements made to the financial statements 2008 as described in Note 1b, to which the date is 20 May 2009), with respect to the consolidated financial statements of UBS AG and the effectiveness of internal control over financial reporting of UBS AG, included in this Annual Report (Form 20-F), as amended by amendment no. 1 (Form 20-F/A), for the year ended 31 December 2008.

Ernst & Young Ltd

/s/ Andrew McIntyre	/s/ Dr. Andreas Blumer
Andrew McIntyre	Dr. Andreas Blumer
Licensed Audit Expert	Licensed Audit Expert
(Auditor in Charge)